PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

November 10, 2016

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1 of Allegro Beauty Products, Inc. of our report dated on September 30, 2016, on the audit of the financial statements of Allegro Beauty Products, Inc. as of March 31, 2016, and the related statements of operations, stockholders’ equity and cash flows from March 31, 2016 (inception) through March 31, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board